FOR IMMEDIATE RELEASE:   Wednesday, October 29, 2003

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                     MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                            FOR SECOND FISCAL QUARTER
                     - - - - - - - - - - - - - - - - - - - -
                          NET INCOME INCREASES 8 PERCENT


OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the second quarter ended September 30, 2003.

Net sales for the second quarter totaled $11.3 million compared to $10.8 million a year ago, an increase of 5 percent. Net income was $1.3 million versus $1.2 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.32 and $0.30, respectively, an increase of 28 and 25 percent over the previous year's second quarter basic and diluted earnings per share of $0.25 and $0.24, respectively.

As compared to the second quarter of fiscal 2003, the increase in net sales reflected growth of 21 percent in the healthcare seating unit, as well as 2 percent growth in the multipurpose room unit. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the hospitality, public assembly and education markets.

"We are delighted to be able to report continued growth at MITY," said Nielson. "MITY has outpaced our peers who are struggling with declining sales and other ongoing challenges in the institutional furniture industry. Our 6 percent year-to-date growth compares with a general industry decline of 6 percent. Innovative products and creative sales and marketing systems driven by the hard work and dedication of our employees are the primary reasons we stay ahead and continue to be successful."

"Not only did we experience growth in sales," noted Paul R. Killpack, "we continued to experience record levels of profitability as our diluted EPS of $0.30 was a new high for us. For the upcoming quarter, it is possible that sales will be up again by as much as 5 percent as compared to last year's December quarter."

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The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2004 2nd quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mitylite.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the December quarter will be up as much as 5 percent as compared to last year's sales for the same period and (b) the Company's belief that it will be able to execute its next generation table strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (ii) the continued general downturn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product, (iv) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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                             MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                             2003             2002
                                         -----------      -----------
Net sales                                $11,277,000      $10,777,000

Income from operations                     2,063,000        1,871,000

Pre-tax income                             2,070,000        1,978,000

Net income                                 1,303,000        1,203,000

Basic earnings per share                       $0.32            $0.25

Weighted average number of common
  shares - basic                           4,124,409        4,753,685

Diluted earnings per share                     $0.30            $0.24

Weighted average common and common
  equivalent shares - diluted                4,296,226        4,972,268


                                               SIX MONTHS ENDED
                                                 SEPTEMBER 30,
                                             2003             2002
                                         -----------      -----------
Net sales                                $22,634,000      $21,336,000

Income from operations                     4,127,000        3,463,000

Pre-tax income                             4,096,000        3,627,000

Net income                                 2,565,000        2,208,000

Basic earnings per share                       $0.62            $0.45

Weighted average number of common
  shares - basic                           4,123,000        4,880,238

Diluted earnings per share                     $0.60            $0.43

Weighted average common and common
  equivalent shares - diluted              4,300,873        5,111,367


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